            SCHEDULE 14A -- INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL FOR USE OF THE
[_]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Heritage Financial Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  ____________________________________________________________________________

  (2)  Aggregate number of securities to which transaction applies:

  ____________________________________________________________________________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (5)  Total fee paid:

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[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

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

                         HERITAGE FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 27, 1999

  The 1999 annual meeting of shareholders of Heritage Financial Corporation will be held at Cavanaugh's at Capitol Lake, 2300 Evergreen Park Drive, Olympia, WA, on April 27, 1999 at 11:00 a.m., Pacific Time. At the annual meeting, you are being asked to:

    1. Elect three (3) persons to serve on the Board of Directors of Heritage until the annual meeting of shareholders in 2002.

    2. Consider whatever other business that may properly be brought before the annual meeting or any adjournment of the annual meeting.

  Shareholders of record at the close of business on March 16, 1999 are entitled to vote at the annual meeting or any adjournment of the annual meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Wendy K. Gauksheim


                                          Wendy K. Gauksheim
                                          Secretary

Olympia, Washington
March 31, 1999

  WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE WITHDRAWN AT ANY TIME PRIOR TO VOTING.

                     [Heritage Financial Corporation Logo]
                              201 5th AVENUE S.W.
                           OLYMPIA, WASHINGTON 98501

                                PROXY STATEMENT

  Heritage is sending this proxy statement to you for the solicitation of proxies by the Board of Directors of Heritage to be voted at the annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about March 31, 1999.

                               ABOUT THE MEETING

When and Where are the Annual Meeting?

  The annual meeting will be held at 11:00 a.m., Pacific Time, on Tuesday, April 27, 1999 at Cavanaugh's at Capitol Lake, 2300 Evergreen Park Drive, Olympia, WA.

What Matters will be Voted on at the Annual Meeting?

At the annual meeting, you are being asked to:

  . Elect three (3) persons to serve on the Board of Directors of Heritage until the annual meeting of shareholders in 2002; and

  . Consider whatever other business that may properly come before the annual meeting.

Who is Entitled to Vote?

  Only shareholders of record at the close of business on the record date, March 16, 1999, are entitled to receive notice of the annual meeting and to vote at the annual meeting. On March 16, 1999, there were 10,976,540 shares of Heritage common stock outstanding, held by approximately 1,743 holders of record. Each share of Heritage common stock is entitled to one vote on each matter considered at the meeting, including one vote for each director to be elected. Shareholders are not entitled to cumulate their votes in the election of directors.

What Vote is Required to Elect the Directors?

  The three nominees for election as directors who receive the greatest number of votes will be elected directors. Votes may be cast in favor of some or all of the nominees for election to the Board of Directors or withheld as to some or all of the nominees. Votes withheld will have the same effect as a negative vote.

What Constitutes a Quorum?

  The presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares eligible to vote at the annual meeting is required for a quorum to exist at the annual meeting. For this purpose, abstentions and broker non-votes are counted in determining the shares present at the annual meeting.

How Do I Vote?

  If you complete and properly sign the accompanying proxy card and return it to Heritage, it will be voted as you direct. If you give no directions on your proxy, the shares represented by your proxy will be voted FOR the nominees for directors listed in this proxy statement. If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have discretion to vote on those matters according to their best judgment. "Street name" shareholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

  Yes. Even after you have submitted your proxy, your proxy may be withdrawn at any time before it is voted by delivering written notice to Wendy K. Gauksheim, Heritage's Secretary, at 201 5th Avenue S.W., Olympia, Washington 98501, on or before the taking of the vote at the annual meeting, or by completing a later dated proxy, or by attending the annual meeting and voting in person.

Who Pays the Costs of Soliciting Proxies?

  The enclosed proxy is solicited by the Board of Directors of Heritage. Heritage will bear the costs of soliciting proxies for the annual meeting. In addition to soliciting proxies by mail, Heritage's directors, officers and employees may solicit proxies personally or by telephone or fax. No director, officer or employee of Heritage who solicits proxies will receive any compensation for their solicitation other than their regular compensation for the positions they hold. Heritage does not intend to pay any compensation to any other persons for the solicitation of proxies. However, it will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses to mail proxy materials for beneficial owners.

                              RECENT DEVELOPMENTS

Acquisition of Washington Independent Bancshares, Inc.

  On March 5, 1999, Washington Independent Bancshares, Inc. was acquired by Heritage, and Central Valley Bank, N.A., a subsidiary of Washington Independent, became a separate subsidiary of Heritage. In that acquisition, Heritage issued 1,058,200 of its shares in exchange for all the shares of Washington Independent. Heritage's chairman, president and chief executive officer, Donald V. Rhodes, was the chairman, president and chief executive officer of Washington Independent at the time of the acquisition and was and remains the chairman and chief executive officer of Central Valley Bank. Heritage director Daryl D. Jensen was a board member of Washington Independent and Central Valley Bank at the time of the acquisition and remains a director of Central Valley Bank. On March 25, 1999 Washington Independent director, Melvin R. Lewis, became a director of Heritage.

Change of Fiscal Year End

  On October 15, 1998, the Board of Directors of Heritage voted to change Heritage's fiscal year end from June 30 to December 31 effective for the interim six month period ended December 31, 1998.

                                STOCK OWNERSHIP

Who are the Largest Owners of Heritage Stock?

  Heritage knows of no single person or group that is the beneficial owner of more than 5% of Heritage's common stock.

How Much Stock Do Heritage's Directors and Executive Officers Own?

The following table shows the beneficial ownership of Heritage common stock as of March 15, 1999 by:

  . Each director and director nominee;

  . The chief executive officer and those executive officers who received salaries in excess of $100,000 during the year ended December 31, 1998; and

  . All directors and executive officers as a group.

  For purposes of this table and according to Rule 13d-3 under the Securities Exchange Act of 1934, a person is the beneficial owner of any shares if he or she has voting and/or investment power over those shares. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

                                                    Shares Beneficially
                                                  Owned at March 15, 1999
                                              --------------------------------
                                                        Percent of Outstanding
Name                                           Number        Common Stock
----                                          --------- ----------------------
Lynn M. Brunton (1)..........................   112,291           1.0%
John A. Clees (2)............................    87,312           1.0%
James Hastings (3)...........................    45,751             *
Daryl D. Jensen (4)..........................   154,807           1.4%
Melvin R. Lewis (5)..........................    43,928             *
H. Edward Odegard (6)........................   102,111           1.0%
John D. Parry (7)............................    73,192             *
Donald V. Rhodes (8).........................   333,511          3.04%
James P. Senna (9)...........................    73,865             *
Brian L. Vance (10)..........................    65,325             *
Peter K. Wallerich...........................     1,500             *
Philip S. Weigard (11).......................   115,140           1.0%
Directors and executive officers as a group
 (12 persons) (11)........................... 1,248,026         11.40%

--------
  *   Represents less than 1.0% of Heritage's outstanding common stock.
 (1) Includes 4,575 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
 (2) Includes 4,575 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
 (3) Includes 30,895 shares issuable upon exercise of options, 25,766 of which are exercisable at $1.94 per share, and 5,149 of which are exercisable at $3.58 per share.
 (4) Includes 8,873 shares issuable upon exercise of options, 4,298 of which are exercisable at $1.94 per share, and 4,575 of which are exercisable at $3.58 per share, and 37,249 shares to be issued in exchange for shares of Washington Independent Bancshares, Inc.
 (5) Includes 18,428 shares to be issued in exchange for shares of Washington Independent Bancshares, Inc.
 (6) Includes 2,288 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
 (7) Includes (a) 34,310 share issuable upon exercise of options, 17,146 of which are exercisable at $2.33 per share, and 17,164 of which are exercisable at $3.58 per share; and (b) 150 shares owned by a corporation controlled by Mr. Parry's spouse, of which 150 shares Mr. Parry disclaims beneficial ownership.
 (8) Includes 17,164 shares issuable upon exercise of options, which are exercisable at $3.58 per share. Includes 1,441 shares owned as a joint tenant with his son, for which Mr. Rhodes disclaims beneficial ownership and includes 72,535 shares to be issued in exchange for shares of Washington Independent Bancshares, Inc.
 (9) Includes 4,575 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(10) Includes 34,327 shares issuable upon exercise of options, 17,164 of which are exercisable at $3.11 per share, and 17,163 of which are exercisable at $3.58 per share.
(11) Includes 4,575 shares issuable upon exercise of options, which are exercisable at $3.58 per share.
(12)  Includes 151,306 shares issuable upon exercise of options.

                              EXECUTIVE OFFICERS

  The following table provides information about the executive officers of Heritage. All officers are appointed by the Board of Directors and serve at the pleasure of the Board for an unspecified term.

                                                            Has Served Heritage
                                                             or Heritage Bank
 Name                     Age           Position                   Since
 ----                     ---           --------            -------------------
 Donald V. Rhodes (1)....  63 Chairman, President and              1989
                              Chief Executive Officer of
                              Heritage; Chairman and
                              Chief Executive Officer of
                              Heritage Bank; Chairman and
                              Chief Executive Officer of
                              Central Valley Bank*

 Brian L. Vance (2)......  44 Senior Vice President of             1996
                              Heritage and President and
                              Chief Operating Officer of
                              Heritage Bank

 Gregory D. Patjens (3)..  49 Executive Vice President of          1999
                              Administration, Heritage
                              Bank

 James Hastings (4)......  46 Vice President and                   1985
                              Treasurer of Heritage and
                              Senior Vice President and
                              Treasurer of Heritage Bank

 John D. Parry (5).......  52 Senior Vice President -              1994
                              Administration of Heritage
                              Bank

 Wendy K. Gauksheim (6)..  38 Vice President and
                              Secretary of Heritage and
                              Senior Vice
                              President/Corporate
                              Services Officer of
                              Heritage Bank                        1987

--------
 * Effective on March 5, 1999, Central Valley Bank became a subsidiary of Heritage upon the merger of Heritage and the holding company of Central Valley Bank, Washington Independent Bancshares, Inc.
(1) For background information on Mr. Rhodes, see page 5 of the proxy statement.
(2) Mr. Vance has been employed by Heritage Bank since 1996. Prior to joining Heritage Bank, Mr. Vance was employed for over 20 years with West One Bank, a bank with offices in Idaho and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. On August 17, 1998, the Board of Directors of Heritage Bank approved the appointment of Mr. Vance as President and Chief Operating Officer of Heritage Bank to be effective as of October 1, 1998. Subsequent to that, Mr. Vance was named Senior Vice President of Heritage.
(3) Mr. Patjens joined Heritage Bank on March 16, 1999. Mr. Patjens was employed for over 25 years with Key Bank and its predecessor, Puget Sound National Bank in positions with responsibilities for a variety of administrative and bank operations functions. Prior to leaving Key Bank, Mr. Patjens was Senior Vice President for Key Services, National Client Services.
(4) Mr. Hastings has been employed by Heritage Bank since 1985 and currently serves as Senior Vice President and Treasurer of Heritage Bank and Vice President and Treasurer of Heritage. Mr. Hastings is a certified public accountant with over 20 years of banking and thrift experience either in public accounting or with financial institutions.
(5) Mr. Parry has been employed by Heritage Bank since 1994. Prior to joining Heritage Bank, Mr. Parry was the Senior Vice President in charge of Washington banking operations of Great American First Savings Bank, a California based thrift institution.
(6) Ms. Gauksheim has been employed by Heritage Bank since 1987 and currently serves as Senior Vice President/Corporate Services Officer of Heritage Bank and Vice President and Secretary of Heritage.

                             ELECTION OF DIRECTORS

  Heritage's Articles of Incorporation call for the Board of Directors to fix the exact number of directors from time to time within a range of no fewer than 5 nor more than 25 persons. The Board of Directors has fixed the number of directors at 9 persons.

  Directors are divided into three classes with each class having three year terms that expire in successive years. Approximately one third of the members of the Board of Directors are elected by the shareholders annually. The directors whose terms will expire at the 1999 annual meeting are Donald V. Rhodes, Daryl D. Jensen and H. Edward Odegard, all of whom have been nominated by the Board of Directors for reelection at the 1999 annual meeting. If elected, these persons will hold office until the annual meeting of shareholders in the year 2002 and until their successors are elected and qualified.

  Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee becomes unable to serve, the shares represented by all properly completed proxies will be voted for the election of the substitute recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

  Information about the nominees for election at the annual meeting as well as information about those directors continuing in office after the annual meeting is as follows:

Nominees for Election at this Annual Meeting for Terms Expiring in 2002

  Donald V. Rhodes, Director Since 1989. Mr. Rhodes, 63, currently serves as Chairman, President and Chief Executive Officer of Heritage; Chairman and Chief Executive Officer of Heritage Bank; and Chairman and Chief Executive Officer of Central Valley Bank, a subsidiary of Heritage that was acquired on March 5, 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990.

  Daryl D. Jensen, Director Since 1985. Mr. Jensen, 59, has been the President and a director of Sunset Life Insurance Company of America since 1973. Mr. Jensen also has served as a director of that company's holding company, Kansas City Life Insurance Company, since 1978.

  H. Edward Odegard, Director Since 1987. Mr. Odegard, 67, has been a private investor since 1993. Prior to that time, he was the co-owner and manager of the Valley Athletic Club, Tumwater, Washington.

The Board of Directors recommends a vote FOR the election of Messrs. Rhodes, Jensen and Odegard.

Incumbent Directors Whose Terms Expire in 2001

  John A. Clees, Director Since 1990. Mr. Clees, 51, has been the President of Clees Miles CPA Group, Olympia, Washington since October 1995. Prior to that time, he was the managing partner of Gattis, Clees and Company, an accounting firm with offices in Seattle and Olympia, Washington

  James P. Senna, Director Since 1976. Mr. Senna, 64, retired at the end of 1998 as the President and Chief Executive Officer of Shee Atika, Inc. (an Alaska Native Corporation), Sitka, Alaska where he served in those capacities since 1987.

  Peter K. Wallerich, Director Since June, 1998. Mr. Wallerich, 68, is presently a private investor. He was the Chairman, President and Chief Executive Officer of North Pacific Bancorporation, the holding company of North Pacific Bank, Tacoma, Washington, from 1970 until June 1998, when that company was acquired by Heritage.

Incumbent Directors whose terms expire in 2000

  Lynn M. Brunton, Director Since 1990. Ms. Brunton, 61, is presently a community volunteer and serves as a member of the St. Peter Hospital Community Board and is actively involved in several local and community organizations.

  Melvin R. Lewis, Director Since 1999. Mr. Lewis, 67, is a Broker and former President of the firm Terril, Lewis, Wilke Insurance. Also, since 1993, Mr. Lewis has served as a director of Central Valley Bank and, until March 5, 1999 was a director of Washington Independent Bancshares, Inc., the holding company for Central Valley Bank. On March 5, 1999, Heritage acquired Washington Independent Bancshares, Inc., and Central Valley Bank then became a subsidiary of Heritage. Mr. Lewis became a director of Heritage on March 25, 1999 to fulfill the requirements of the acquisition agreement between Heritage and Washington Independent.

  Philip S. Weigand, Director Since 1985. Mr. Weigand, 61, is a retired Lieutenant Colonial of the U.S. Marine Corps with 20 years of active service. Since 1988, Mr. Weigand has been a real estate agent with Virgil Adams Real Estate, located in Olympia, Washington.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

How Often Did the Board Meet During the Interim Period?

  During the year ended December 31, 1998, the Board of Directors of Heritage held 14 meetings. No director of Heritage attended fewer than 75% of the total meetings of the Board and committees on which a director served during this period.

What Committees Has the Board Established?

  The Board of Directors of Heritage has an Audit and Finance Committee and Personnel and Compensation Committee. There is no Nominating Committee.

  Audit and Finance Committee. The Audit and Finance Committee:

  . Reviews and approves the services of Heritage's independent auditors;

  . Reviews the plan, scope and audit results of the internal auditors and the independent auditors;

  . Reviews the reports of bank regulatory authorities; and

  . Reviews the annual and other reports to the Securities and Exchange
    Commission and the annual report to Heritage's shareholders.

  The Audit and Finance Committee consists of directors Clees (chairman of the committee), Weigand, Odegard and Brunton. None of the members of the Audit and Finance Committee are officers or employees of Heritage or any Heritage subsidiary. There were 4 meetings of the Audit and Finance Committee during the year ended December 31, 1998.

  Personnel and Compensation Committee. The Personnel and Compensation Committee reviews and recommends compensation arrangements for senior management. The members of the Personnel and Compensation Committee are directors Jensen (Chairman of the committee), Clees and Brunton. None of the members of the Committee are officers or employees of Heritage or any subsidiary of Heritage. There were four meetings of the Personnel and Compensation Committee during the year ended December 31, 1998.

How are Directors Compensated?

  During the year ended December 31, 1998, Heritage's non-officer directors received a monthly retainer of $500 and a monthly fee of $500 for each Board meeting attended. Non-officer directors also received $100 for each committee meeting attended with the Chairman of the committee receiving $150 per meeting attended. Directors who are officers or employees of Heritage or its subsidiaries receive no additional compensation for service as directors or members of Board committees.

  Under Heritage's 1994 Stock Option Plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a non-qualified stock option in January 1994 to purchase 10,298 shares of Heritage common stock at an exercise price of $1.94 per share (as adjusted for the mutual holding company conversion). Under Heritage's 1997 stock option plan, directors Brunton, Clees, Jensen, Odegard, Senna and Weigand each were granted a non-qualified stock option in January 1997 to purchase 6,863 shares of Heritage common stock at an exercise price of $3.58 per share (as adjusted for the mutual holding company conversion). All director options vest and become exercisable in annual one-third increments beginning one year after the date of grant. The options are exercisable for a period of five years after they vest.

How Can a Shareholder Nominate Someone for the Board?

  According to Heritage's Articles of Incorporation, any shareholder nominations of candidates for election to the Board of Directors at the 1999 annual meeting must be made in writing to Heritage's chairman not fewer than 14 days nor more than 50 days prior to the date of the annual meeting. If fewer than 21 days notice of the annual meeting is given to shareholders, shareholder nominations must be mailed or deliver to Heritage's chairman by the close of business on the seventh day after the day the notice of the annual meeting is mailed. Shareholder nominations must contain the following information if known to the nominating shareholder:

  . The name and address of each proposed nominee;

  . The principal occupation of each proposed nominee;

  . The total number of shares of Heritage common stock that will be voted for each proposed nominee;

  . The name and address of the nominating shareholder; and

  . The number of shares of Heritage common stock owned by the nominating shareholder.

  The chairman of the annual meeting, in his discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the chairman's instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

                            EXECUTIVE COMPENSATION

Report of the Personnel and Compensation Committee

  This report of Heritage's Personnel and Compensation Committee describes in general terms the process the committee undertakes and the factors it considers to determine the appropriate compensation for Heritage's executive officers.

What Are The Responsibilities of the Personnel and Compensation Committee?

  The committee establishes and monitors compensation programs for executive officers of Heritage and its subsidiaries. The committee:

  . Reviews and approves individual executive officer salaries, bonus plan allocations, and stock option grants and other equity-based awards; and

  . Establishes the compensation and evaluates the performance of the chief executive officer, while the chief executive officer evaluates the performance of the other executive officers and recommends individual compensation levels for approval by the committee.

  None of the members of the committee are officers or employees of Heritage or any Heritage subsidiary.

What is Heritage's Philosophy of Executive Officer Compensation?

  The committee's compensation philosophy is intended to reflect and support the goals and strategies that Heritage has established. Currently, Heritage's growth strategy is to broaden its products and services from traditional thrift products and services to those more closely related to commercial banking. The key elements of this strategy are geographic and product expansion, loan portfolio diversification, development of relationship banking and maintenance of asset quality. The committee believes these goals, which are intended to create long-term shareholder value, must be supported by a compensation program that:

  . Attracts and retains highly qualified executives;

  . Provides levels of compensation that are competitive with those offered by other financial institutions;

  . Motivates executives to enhance long-term shareholder value by helping them to build their own ownership in Heritage; and

  . Integrates Heritage's long-term strategic planning and measurement processes.

  Heritage's compensation program includes competitive salary and benefits, opportunities for employee ownership of Heritage stock through participation in an employee stock ownership plan and, for certain employees, an annual incentive cash bonus based upon attainment of company and individual performance goals and opportunities for stock ownership of Heritage stock through stock option and restricted stock programs.

  To determine compensation packages for individual executives, the committee considers various subjective and objective factors, including:

  . Individual job responsibilities and experience;

  . Individual performance in terms of both qualitative and quantitative goals;

  . Heritage's overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and

  . Industry surveys, prepared by an independent consulting firm, of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.

  The components of Heritage's compensation program are the following:

  Base Salary. Salary levels of executive officers are designed to be competitive within the banking industry. To set competitive salary ranges, the committee periodically evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to Heritage's. Base salaries for Heritage's executive officers other than the chief executive officer are based upon recommendations by him, taking into account the subjective and objective factors described above. The committee reviews and approves or disapproves those recommendations.

  Annual Incentive Bonus. Executive officers have an annual incentive opportunity with cash bonus awards based on the overall performance of Heritage and on attainment of individual performance targets. The annual awards are determined by formulas established by the committee following each fiscal year and are based upon an assessment of Heritage's performance (for the year ended December 31, 1998, primarily with respect to the Company's return on average assets) as compared to both budgeted and previous fiscal year performance and upon an evaluation by the chief executive officer of an executive's individual performance and contribution to Heritage's overall performance. The committee then reviews and approves the bonus recommendations and presents them to the Board of Directors for approval.

  Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of Heritage's executives with long-term shareholder value, and to assist in the retention of executives who are key to the success of Heritage and its subsidiaries. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to Heritage's existing stock option plans. The committee determines from time to time which executives, if any, will receive stock options or awards and determines the number of shares subject to each option or award. Grants of stock options and awards are based on various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and prior option grants.

How Is Heritage's Chief Executive Officer Compensated?

  The base compensation for Heritage's chairman, president and chief executive officer, Donald V. Rhodes, was determined by the committee with final approval by the Board based on the same criteria as the compensation for the other executive officers. In October 1997, Heritage entered into an employment agreement with Mr. Rhodes providing for an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or the committee. During the year ended December 31, 1998, the base annual salary of Mr. Rhodes was $174,000. In addition to this, he received a performance bonus of $45,000 and granted an incentive option to acquire 20,400 shares of Heritage common stock at an exercise price of $11.13 per share. The chief executive officer's bonus potential is based on achievement of certain targeted results of the Company (for fiscal year 1998 and the interim 6 months to December 31, 1998, with respect to the Company's return on average assets) and is determined by the committee with final approval by the Board.

  The committee believes that for the year ended December 31, 1998, the compensation for Mr. Rhodes, as well as for the other executive officers, was consistent with Heritage's overall compensation philosophy and clearly related to the realization of Heritage's goals and strategies for the period.

    Respectfully submitted by: Daryl D. Jensen, Chairman of the Committee
                               John A. Clees, Member
                               Lynn M. Brunton, Member

Stock Performance Graph

  The chart shown below depicts total return to shareholders during the period beginning January 8, 1998, when Heritage first issued its shares publicly, and ending December 31, 1998. Total return includes appreciation in market value of Heritage common stock as well as actual cash and stock dividends paid to shareholders. Indices shown below, for comparison purposes only, are the S&P 500(TM) stock index, which is a broad nationally recognized index of stock performance by publicly traded companies, and the SNL Securities thrift index, which is comprised of publicly-traded thrift institutions with assets of $250 million to $500 million located throughout the United States. The chart assumes that the value of the investment in Heritage's common stock and each of the two indices was $100 on January 8, 1998, and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
   AMONG HERITAGE FINANCIAL CORP., S&P 500 AND SNL $250M-$500M THRIFT INDEX
                        Heritage Financial Corporation


                       [PERFORMANCE GRAPH APPEARS HERE]


                                          Period Ending
                  --------------------------------------------------------------
Index             1/9/98  2/28/98  4/30/98  6/30/98  8/31/98  10/31/98  12/31/98
--------------------------------------------------------------------------------
Heritage Financial
  Corporation     100.00   111.32   118.20   111.58    74.90     83.30     74.26
S&P 500           100.00   113.35   120.35   123.09   104.20    119.86    134.45
SNL $250M-$500M
  Thrift Index    100.00   106.70   112.00   105.18    84.53     87.14     91.05

Summary Compensation Table

  The following table sets forth the aggregate compensation for services rendered to Heritage or its subsidiaries in all capacities paid or accrued for the year ended December 31, 1998 compared to the same periods ended December 31, 1997 and 1996, to Heritage's chief executive officer and each of the three other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (on an annualized basis) during the described interim periods.

                                                        Long-Term
                           Annual Compensation     Compensation Awards
                         ------------------------ ----------------------
                                                  Restricted Securities
Name and Principal       Interim                    Stock    Underlying     All Other
Position                 Period   Salary   Bonus  Awards($)  Options (#) Compensation(1)
------------------       ------- -------- ------- ---------- ----------- ---------------
Donald V. Rhodes........  1998   $178,500 $45,000    -0-       20,400        $20,882
 Chairman, President and  1997   $156,000 $19,470    -0-       51,492        $19,085
  Chief Executive         1996   $132,000 $64,350    -0-                     $18,014
  Officer
 Heritage Financial
  Corp.
Brian L. Vance .........  1998   $108,000 $24,786    -0-       10,800        $14,072
 President and            1997   $ 91,350 $14,994    -0-       25,746        $   456
  Chief Operating         1996   $ 46,835     -0-    -0-       25,746        $    35
  Officer
 Heritage Bank
John D. Parry...........  1998   $103,050 $20,930    -0-        6,900        $19,019
 Executive Vice           1997   $ 94,350 $13,644    -0-       25,746        $15,940
  President               1996   $ 89,650 $28,803    -0-                     $16,396
 Heritage Bank
James Hastings..........  1998   $ 92,850 $16,965    -0-        4,800        $10,905
 Vice President and       1997   $ 88,200 $11,680    -0-        7,724        $11,279
  Treasurer               1996   $ 87,000 $28,070    -0-                     $ 8,775
 Heritage Financial
  Corp.

--------

(1) Amounts in calendar 1998 represent for Messrs. Rhodes, Vance, Parry, and
    Hastings: (i) matching contributions under Heritage's 401(k) in the amount of $4,800, $3,434, $3,528,$1,200 respectively;
    (ii) contributions under Heritage's defined contribution retirement plan in the amount of : $9,600, $6,868, $7,056, $6,198, respectively; (iii)
    contributions under Heritage's ESOP of approximately $4,462, $3,192, $3,279, $2,880, respectively; and (iv) life insurance premiums paid by Heritage for the benefit of each executive in the amount of $2,021, $578, $1,156, $627, respectively.

Option Grants During 1998

  In October 1998, the shareholders approved the adoption of the 1998 Stock Option Plan, providing for the award of incentive stock options to employees and nonqualified stock options to directors of the Company at the discretion of the Board of Directors. Under the plan, on the date of grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The plan provides for the granting of options for up to 461,125 common shares. All awards made under the plan require vesting over a three year period beginning on the date of grant. Through December 31, 1998, 92,700 options were granted under the 1998 Stock Option Plan. Under the plan, the options must be exercised within five years of vesting. Prior to the adoption of the 1998 Stock Option Plan, stock options and a restricted stock award, for a total of 12,000, were granted during 1998, under a previous stock option plan, to an employee who subsequently resigned and the stock option and restricted stock award were forfeited.

  Option Grants in 1998. The following table summarizes options granted to each of the executives listed in the summary compensation table for the year ended December 31, 1998.

                           Number of   Percentage                         Grant
                           Securities   of total                          Date
                           Underlying  options to   Exercise             Present
                            Options     employees    Price    Expiration  Value
Name                       Granted (#) during year ($/ share)  Date (1)    ($)
----                       ----------  ----------- ---------- ---------- -------
Donald V. Rhodes..........   20,400         20%      $11.13    11/2005   $98,328
Brian L. Vance............   10,800         11%      $11.13    11/2005   $52,056
John D. Parry.............    6,900          7%      $11.13    11/2005   $33,258
James Hastings............    4,800          5%      $11.13    11/2005   $23,136

--------

(1) One-third of the option grants vests on the first, second and third anniversary dates of the grants and each grant expires five years after it becomes vested.

Option Exercises and Period End Option Values

  The following table summarizes option exercises during the year ended December 31, 1998 by each of the executives listed in the summary compensation table and the period end value of unexercised options granted to those periods:

                                                  Number of Securities        Value of Unexercised
                           Shares                Underlying Unexercised       In-the-Money Options
                         Acquired on  Value   Options at December 31, 1998    at December 31, 1998(1)
Name                      Exercise   Realized  (Exercisable/Unexercisable) (Exercisable/Unexercisable)
----                     ----------- -------- ---------------------------- ---------------------------
Donald V. Rhodes........   68,656    $700,978             0/54,728             $       0/$211,804
Brian L. Vance..........      --          --         25,745/36,547             $ 166,914/$162,893
John D. Parry...........    8,600    $106,812        25,728/24,064             $ 180,174/$105,902
James Hastings..........      --          --         28,320/ 9,950             $ 216,958/$ 31,776

--------

(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $9.75, the last sale price of Heritage's common stock on the Nasdaq National Market on December 31, 1998.

Other Employee Benefits and Proposed Changes in Those Benefits

  Heritage maintains a defined contribution retirement plan. The plan allows participation of all employees, including executive officers, upon completion of one year of service and attainment of 21 years of age. It is Heritage's policy to fund plan costs as accrued. Employee vesting occurs over a period of seven years, after which they become fully vested. Heritage accrued a contribution in the amount of $203,000 to the defined contribution plan during the year ended December 31, 1998.

  Heritage maintains a salary savings 401(k) plan for its employees, including executive officers. All persons employed as of July 1, 1994 automatically participate in the plan. All employees hired after that date who are at least 21 years of age and have one year of service may participate in the plan. Employees who participate may contribute a portion of their salary, which is matched 50% by Heritage, up to certain specified limits. Employee vesting in Heritage's matching contributions is similar to the defined contribution retirement plan vesting described above.

  Heritage sponsors an Employee Stock Ownership Plan ("ESOP") which is intended to satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974. Full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP. The ESOP owned 259,461 shares of Heritage common stock at December 31, 1998, of which 132,914 were allocated to participants' accounts and 124,169 were held in a suspense account. Shares held in the suspense account are released to participant accounts on a pro rata basis as Heritage's loan to the ESOP is repaid. Heritage's contribution to the ESOP is discretionary and not fixed so benefits payable under the ESOP cannot be estimated.

Executive Employment and Severance Agreements

  Heritage and Heritage Bank entered into an employment agreement with Donald
V. Rhodes, effective on October 1, 1997. The agreement with Mr. Rhodes provides for an annual base salary of $174,000, which may be increased at the discretion of the Board of Directors or by an authorized board committee. In addition to base salary, the agreement provides for Mr. Rhodes's participation in employee benefit plans and other fringe benefits applicable to senior executives of Heritage Bank. The term of the agreement will run until Mr. Rhodes attains age 65 (March 14, 2001), and then will be automatically renewed for additional terms of one year each unless notice is given one year prior to the expiration date of any term that renewal will not be effected. In the event the employment of Mr. Rhodes is terminated by Heritage at any time for "cause" or by Mr. Rhodes without "good reason", both as defined in the agreement, no termination benefit will be payable. If Mr. Rhodes is terminated without cause or he terminates the agreement for good reason, a severance benefit will be payable in an amount equal to two times the amount of his then-current annual base salary, or the amount of salary which would otherwise have been paid to him during the then remaining term of the agreement, whichever is greater.

  The agreement with Mr. Rhodes also provides for the payment of a severance benefit to Mr. Rhodes in the event of his termination of employment in some cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank. Under the terms of the agreement, Mr. Rhodes is entitled to receive his then-current base salary for three years following such termination or until the end of the term of the agreement, whichever is longer ($522,00 based on Mr. Rhodes's current salary and assuming a three-year payment). In those circumstances, he also is entitled to all benefits in his agreement, to be fully vested as to unvested options, and to have restrictions lapse any restricted stock or other restricted securities.

  Heritage Bank entered into severance agreements effective on October 1, 1998, with Messrs. John Parry, Executive Vice President-Administration, and Brian Vance, President and Chief Operating Officer. The term of each of these severance agreements is five years. The agreements provide for Messrs. Parry and Vance to receive a severance benefit in an amount equal to two times the amount of their then-current annual base salary ($252,000 for Mr. Vance and $212,000 for Mr. Parry based on their current salaries) if their employment is terminated in some cases preceding, and for any reason following by up to two years, a change of control of Heritage or Heritage Bank. Heritage Bank also entered into a severance agreement effective on October 31, 1998 with Mr. Hastings that provides Mr. Hastings with a severance equal to his then-current annual base salary ($96,000 based on his current salary) in the event his employment is terminated for any reason within up to two years following a change in control of Heritage or Heritage Bank.

  For purposes of the agreements, "change in control" generally includes the acquisition by any person of 25% or more of the outstanding securities of Heritage; replacement of incumbent directors or election of newly elected directors constituting a majority of the Board of Heritage where the replacement or election has not been supported by the Board; dissolution, or sale of 50% or more in value of the assets, of either Heritage or Heritage Bank or any of their respective subsidiaries; or the merger of Heritage into any corporation, 25% or more of the outstanding common stock of which is owned by person other than owners of the common stock of Heritage prior to such merger.

  The employment agreement with Mr. Rhodes and the severance agreements with Messrs. Parry and Vance provide that in the event any of those executives receive an amount under the provisions of the agreements that results in imposition of a tax on the executive under the provisions of the Code Section 4999 (relating to golden parachute payments), the employer is obligated to reimburse the executive for that amount, exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreements.

  The agreements also restrict the right of Messrs. Rhodes, Parry and Vance to compete against Heritage or Heritage Bank in the State of Washington for a period of two years in the case of Mr. Rhodes and one year in the case of Messrs. Parry and Vance following termination of employment, except in the case of Mr. Rhodes if employment is terminated without cause or good reason.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and greater than 10% shareholders to file reports of their ownership and any changes in ownership of Heritage securities with the Securities and Exchange Commission. These directors, executive officers and greater than 10% shareholders are required by regulation to provide Heritage with a copy of any Section 16(a) reports they file. Based on Heritage's review of copies of these reports received by it and written representations made to Heritage by these persons, Heritage believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with during the year ended December 31, 1998 except for the following: the initial Form 3 reports for each of Heritage's executive officers and directors, with the exception of Mr. Wallerich, were filed 7 days late and a Form 4 reporting a single transaction by Mr. Vance was filed 14 days late.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  During the year ended December 31, 1998, several directors and executive officers of Heritage and Heritage Bank and their associates, were customers of Heritage Bank, and it is anticipated that these persons will continue to be customers of Heritage Bank or Central Valley Bank in the future. All transactions between Heritage Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of repayment or present other unfavorable features.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG LLP performed the audit of the consolidated financial statements of Heritage and its subsidiary for the period ended December 31, 1998. The Audit and Finance Committee has recommended that KPMG LLP be retained as independent auditors of Heritage and its subsidiaries for the year ending December 31, 1999, subject to management approval of the terms of an engagement letter with that firm. Shareholders are not required to take action on this retention. Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to present a statement if they desire to and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  Shareholder interested in presenting a proposal for consideration at the annual meeting of shareholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received by Heritage no later than December 1, 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the annual meeting. If other matters are properly brought before the annual meeting, the persons appointed in the proxy intend to vote the shares represented the proxy according to their best judgment.

  We urge you to sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. The proxy may be withdrawn at any time prior to voting.

                                 MISCELLANEOUS

  Heritage's annual report for the interim period ended December 31, 1998 has been mailed along with this proxy statement to all shareholders of record as of March 16, 1999. Any shareholder who has not received a copy of this annual report may obtain a copy by writing to Heritage. The annual report is not be treated as part of the proxy solicitation material or having been incorporated by reference in this proxy statement.

  A copy of Heritage's Form 10-K as filed with the Securities and Exchange Commission will be provided to you without charge if you are a shareholder of Heritage as of March 16, 1999. Please make your written request to Wendy Gauksheim, Secretary, Heritage Financial Corporation, 201 5th Avenue S.W., Olympia, Washington 98501.

                         HERITAGE FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 April 27, 1999

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS OF
                         HERITAGE FINANCIAL CORPORATION

                       PLEASE SIGN AND RETURN IMMEDIATELY
                       ----------------------------------

  The undersigned shareholder of HERITAGE FINANCIAL CORPORATION ("Heritage") hereby nominates, constitutes and appoints Donald V. Rhodes the true and lawful attorney and proxy, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Heritage standing in my name and on its books on March 16, 1999 at the Annual Meeting of Shareholders to be held at Cavanaugh's at Capitol Lake, Olympia, Washington, on April 27, 1999, at 11:00 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS: Election of three (3) persons to serve on the Board of Directors until 2002.

   [_] FOR all nominees listed below.   [_] WITHHOLD AUTHORITY TO VOTE for all
                                            nominees listed below (in the
                                            manner described below).

   INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

            Daryl D. Jensen    H. Edward Odegard    Donald V.Rhodes

                                  (Continued and to be signed on the other side)

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

  Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 27, 1999 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxy.

                                             Date: ______________________, 1999

                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Signature

                                             NOTE: Signature(s) should agree
                                             with name(s) on Heritage stock
                                             certificate(s). Executors,
                                             administrators, trustees and
                                             other fiduciaries, and persons
                                             signing on behalf of corporations
                                             or partnerships should so
                                             indicate when signing. All joint
                                             owners must sign.